Exhibit 99.1

Capstone Holding Corp. Announces 1-for-30 Reverse Split

NEW YORK--(BUSINESS WIRE)—October 15, 2026--Capstone Holding Corp. (NASDAQ: CAPS) (the “Company”), a national, technology-enabled building products distribution platform, today announced that, as previously approved by the stockholders of the Company, it will implement a 1-for-30 reverse stock split of its outstanding shares of common stock (the “Reverse Split”), effective at the opening of trading on October 19, 2026.

On June 18, 2026, at the 2026 annual meeting of stockholders, the stockholders approved a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-5 and not more than 1-for-50, with the exact ratio and timing to be determined by the Board of Directors of the Company in its discretion within twelve months of stockholder approval. The Company’s Board of Directors approved the reverse stock split at the ratio of 1-for-30.

Following the Reverse Split, every 30 shares of issued and outstanding common stock will automatically be combined and converted into one share. This consolidation will reduce the number of shares of the Company’s outstanding common stock from approximately 27,536,950 (as of October 8, 2026) to approximately 917,898. No fractional shares will be issued; instead, holders who would otherwise receive fractional shares will receive cash in lieu thereof based on the closing price on the effective date. Computershare Trust Company, N.A. will act as the exchange agent for the Reverse Split and will provide stockholders with a transaction statement that reflects their post-split shareholdings. The Company’s common stock will continue trading under the same Nasdaq ticker symbol (CAPS), with a new CUSIP number, 14068E307.

The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock. The reverse stock split will not modify any rights or preferences of the shares of the Company’s common stock. Adjustments will be made to the exercise and conversion prices and the number of shares underlying the Company’s outstanding equity awards, warrants and senior secured convertible note, as applicable, as well as to the number of shares issued and issuable under the Company’s equity incentive plans, in each case in accordance with the terms of the applicable securities and plans. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a national, technology-enabled building products distribution platform optimizing supply chains across 38 U.S. states and Canada. Through its Instone operating platform and inventory portal, the Company aggregates and delivers proprietary stone veneer, hardscape materials, and modular masonry systems. Capstone’s model combines digital infrastructure, owned-inventory logistics, and disciplined acquisitions to drive scalable margin expansion and operating leverage across its growing platform.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Source: Capstone Holding Corp.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected due to a range of factors, including but not limited to the Company’s liquidity and access to capital; its ability to comply with, or obtain waivers of, financial covenants; the refinancing or repayment of indebtedness as it matures; conditions that may raise substantial doubt about the Company’s ability to continue as a going concern; acquisition timing and integration; macroeconomic conditions; and other execution risks. Please review the Company’s filings with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, for a full discussion of these and other risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.